SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September ___, 2008, by and among Vortex Resources Corp. a Delaware corporation, with headquarters located at 9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210, (the “Company”), and Trafalgar Capital Specialized Investment Fund, Luxembourg   ( “Buyer”).

WITNESSETH:

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer, as provided herein, and the Buyer shall purchase up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) of a secured promissory note that is convertible to shares of the Company’s common stock in accordance with its terms (the “Note”), which shall be convertible into shares of the Company’s common stock, par value $.001 (the “Common Stock”) (as converted, the “Conversion Shares”) of which One Million Six Hundred Thousand Dollars ($1,600,000) shall be funded on the date hereof (the “First Closing” or “Tranche A”), Four Hundred Thousand Dollars ($400,000) shall be funded on September 30, 2008 upon the Buyer’s consent based on its evaluation of the progress made in the drilling at the Davy Crockett gas field and other factors (the “Second Closing” or “ Tranche B”) and the balance of Seven Hundred Fifty Thousand Dollars ($750,000) shall be disbursed upon satisfaction of certain conditions precedent described herein(the “Third Closing” or “Tranche C”)(each individually referred to as a “Closing” collectively referred to as the “Closings”), for a total purchase price of up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), (the “Purchase Price”) Buyer; and

WHEREAS, the proceeds of the sale of the Note contemplated hereby shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”); and

 WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Security Agreement substantially in the form attached hereto as Exhibit B (the “Security Agreement”) pursuant to which the Company has agreed to provide the Buyer a security interest in Pledged Collateral (as this term is defined in the Security Agreement dated the date hereof) to secure Company’s obligations under this Agreement, the Note and the Security Agreement (collectively, the “Transaction Documents”) or any other obligations of the Company to the Buyer; and

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer hereby agree as follows:

1. PURCHASE AND SALE OF NOTE.

(a) Purchase of Note. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, Buyer agrees to purchase at the Closings (as defined herein below) and the Company agrees to sell and issue to Buyer, at such Closings, Notes in an aggregate amount of up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) (the “Purchase Price”), as follows: (i) One Million Six Hundred Thousand Dollars ($1,600,000.00) shall be funded at the First Closing (ii) Four Hundred Thousand Dollars ($400,000) shall be funded at the Second Closing and (iii) the balance to be funded at the Third Closing. Prior to execution hereof by the Buyer, the Buyer shall wire transfer the portion of the Purchase Price required for the First Closing to Robin Ann Gorelick as Escrow Agent for Vortex Resources Corp./Trafalgar Capital Investment Fund”, which amount shall be held in escrow pursuant to the terms of the Escrow Agreement (as hereinafter defined) and disbursed in accordance therewith. Buyer shall wire transfer the portion of the Purchase Price required for each of the Second and Third Closing prior to the occurrence of such Closing

(b) Closing Date. The First Closing of the purchase and sale of the Note shall take place at 10:00 a.m. Eastern Standard Time on the date hereof, subject to notification of satisfaction of the conditions to the Closing set forth herein and in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Buyer) (the “First Closing Date”), and the Second and Third Closing of the purchase and sale of the Note shall take place at Buyer’s consent, subject to notification of satisfaction of the conditions to those Closings as set forth herein and in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Buyer(s)) (the “Second Closing Date” and the “Third Closing Date”) (collectively referred to as the “Closing Dates”). The Closings shall occur on the Closing Dates at the offices of Robin Ann Gorelick or such other place as is mutually agreed to by the Company and the Buyer).

(c) Escrow Arrangements; Form of Payment. The full amount of the portion of the Purchase Price for the interests in the Note to be purchased in the First Closing shall be deposited in an escrow account with Robin Ann Gorelick, as escrow agent (the “Escrow Agent”) prior to the execution hereof. Such portion of the Purchase Price for the interests in the Note to be purchased in the other Closings shall be deposited into the Escrow Account prior to such applicable Closing Date. Subject to the satisfaction of the terms and conditions of this Agreement, on the Closing Dates, (i) the Escrow Agent shall deliver to the Company in accordance with the terms of the Escrow Agreement that portion of the Escrow Funds (as that term is defined in the Escrow Agreement) equal to the gross amount of the Note being purchased by such Buyer as set forth on Schedule I (minus the fees and expenses as set forth herein which shall be paid directly from the Escrow Funds at the Closing) by wire transfer of immediately available funds and (ii) the Company shall deliver to Buyer, the Note as applicable which such Buyer is purchasing in amounts indicated opposite such Buyer’s name on Schedule I, duly executed on behalf of the Company.

(d) The Debentures shall contain provisions that provide that in the event the Euro strengthens against the U.S. Dollar during the life of the Debenture, the Buyer shall be afforded an adjustment to compensate for any such movement in either conversions or redemptions.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants, severally and not jointly, that:

(a) Investment Purpose. Buyer is acquiring their interest in the Note and, upon conversion of such interest in the Note, the Buyer will acquire the Conversion Shares then issuable, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer reserves the right to dispose of the Conversion Shares at any time in accordance with or pursuant to an effective registration statement covering such Conversion Shares or an available exemption under the 1933 Act.

(b) Accredited Investor Status. Buyer is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

(c) Reliance on Exemptions. Buyer understands that the interests in the Note are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

(d) Information. Buyer and its advisors and counsel, if any, have been furnished with all materials relating to the business, finances and operations of the Company and information deemed by such Buyer to be material to making an informed investment decision regarding the purchase of their interest in the Note and the Conversion Shares, which have been requested by such Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. Buyer understands that its investment in the Note and the Conversion Shares involves a high degree of risk. Buyer is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Buyer to obtain information from the Company in order to evaluate the merits and risks of this investment. Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Note and the Conversion Shares.

(e) No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Note or the Conversion Shares, or the fairness or suitability of the investment in the Note or the Conversion Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Note or the Conversion Shares.

(f) Transfer or Resale. Buyer understands that: (i) the interests in the Note have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel selected by Buyer, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the 1933 Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Company reserves the right to place stop transfer instructions against the shares and certificates for the Conversion Shares.

(g) Legends. Buyer understands that the certificates or other instruments representing the interests in the Note and or the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company within two (2) business days shall issue a certificate without such legend to the holder of the Conversion Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Conversion Shares are registered under the 1933 Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel, which opinion shall be in form, substance and scope reasonably acceptable to counsel for the Company, to the effect that a public sale, assignment or transfer of the Conversion Shares may be made without registration under the 1933 Act.

(h) Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) Receipt of Documents. Buyer and his or its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, the Security Agreement and the Escrow Agreement; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions Buyer submitted to the Company regarding an investment in the Company; and Buyer has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

(j) Due Formation of Corporate and Other Buyer. If the Buyer is a corporation, trust, partnership or other entity that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Note and is not prohibited from doing so.

(k) No Legal Advice From the Company. Buyer acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants as of the date hereof and as of the Closing Date to each of the Buyer that:

(a) Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform the Transaction Documents, and any related agreements, and to issue the Note and the Conversion Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note, the Conversion Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents and any related agreements have been duly executed and delivered by the Company, (iv) the Transaction Documents and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The Company knows of no reason why the Company cannot file the registration statement as required under the Investor Registration Rights Agreement or perform any of the Company’s other obligations to the Buyer.

(c) Capitalization. The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, par value $.001per share and 5,000,000 shares of Preferred Stock, no par value per share. As of the date hereof, the Company has 81,975,213 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. As of the date of this Agreement, (i) except as set forth on Schedule II attached hereto,., there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) except as set forth on Schedule II attached hereto, there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement) and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Note as described in this Agreement. The Company has furnished to the Buyer true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Amended and Restated By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

(d) Issuance of Securities. The Note is duly authorized and, when issued and paid for in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof. The Conversion Shares issuable upon conversion of the Note have been duly authorized and reserved for issuance. Upon conversion or exercise in accordance with the Note the Conversion Shares will be duly issued, fully paid and nonassessable.

(e) No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or the By-laws or (ii), to the knowledge of the Company, conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of The National Association of Securities Dealers Inc.’s OTC Bulletin Board on which the Common Shares may be quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. To the best knowledge of the Company, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or, any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof, except for any required post-Closing notice filings under applicable United States federal or state securities laws, if any.

(f) SEC Documents: Financial Statements. The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits and schedules included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Buyer or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)  No Material Misstatement or Omission. None of the Company’s SEC Documents at the time of filing and none of the representation and warranties made in this Agreement or any of the other Transaction Documents include any untrue statements of material fact, nor do the Company’s SEC Documents at the time of filing and none of the representations and warranties made in this Agreement or any of the other Transaction Documents omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(h) Absence of Litigation. Except as set forth on schedule 3(h), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

(i) Acknowledgment Regarding Buyer’s Purchase of the Interest in the Note. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer’s purchase of its interest in the Note or the Conversion Shares. The Company further represents to the Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(j) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Note or the Conversion Shares.

(k) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Note or the Conversion Shares under the 1933 Act or cause this offering of the Note or the Conversion Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act.

(l) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

(m) Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(n) Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

(o)  Title. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(p)  Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

(q) Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(r)  Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)  No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

(t)  Tax Status. The Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(u) Certain Transactions. Except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business for an amount less than fifty thousand dollars ($50,000) and which are upon terms no less favorable than the Company could obtain from third parties , none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(v)  Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

(w)  Schedule of Indebtedness. The schedule of the Company’s debt and other liabilities included on Schedule 4(j) attached hereto is complete and accurate.

4, COVENANTS.

(a)  Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)  Form D. The Company agrees to file a Form D with respect to the Conversion Shares as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. The Company shall, on or before the applicable Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Conversion Shares, or obtain an exemption for the Conversion Shares for sale to the Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the applicable Closing Date.

(c)  Reporting Status. Until the earlier of (i) the date as of which the Buyer may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Buyer shall have sold all the Conversion Shares and (B) none of the Note are outstanding (the “Registration Period”), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the 1934 Act and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d)  Use of Proceeds. The Company will use the proceeds from the sale of the Note for working capital purposes and more specifically, the proceeds from the first close used to drill two wells in the Davy Crockett gas field.

(e)  Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the issuance of the Conversion Shares. If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Conversion Shares of the Company, the Company, within ten (10) business days for the sole purpose of increasing the number of shares authorized shall either (i) obtain sufficient written consents from the Company’s shareholders and file an Information Statement with the Securities and Exchange Commission (the “SEC”) or (ii) file a preliminary proxy statement with the SEC and shall call and hold a special meeting of the shareholders as soon as practicable after such occurrence.. The Company’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock. Notwithstanding the foregoing, the Buyer hereby acknowledge that the Company currently does not have sufficient shares of its Common Stock authorized as shall be necessary to effect the issuance of the Conversion Shares, but has obtained the written consent of a sufficient number of votes of its shareholders to authorize such increase and has filed an Information Statement with the SEC reflecting such approval.

(f) Fees and Expenses. Other than as set forth herein, each of the Company and the Buyer shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of the Transaction Documents and any other documents relating to this transaction.

(i) The Company shall pay the Buyer a facility commitment fee of four percent (4%) of the Purchase Price in stock at the time of each Close. The value of shares shall be based on the VWAP of the Company’s shares during the five days preceding such Close.

(ii) The Company has agreed to pay a structuring fee to Buyer of Fifteen Thousand Five Hundred Dollars ($15,000), Ten Thousand Dollars ($10,000) of which has been paid with the remaining amount paid directly from the proceeds of the First Closing or on the date on which the Company notifies the Investor that it does not intend to proceed with the financing

(iii) The Company shall pay the Buyer a facility draw down fee of four percent (4%) of the Purchase Price, which shall be paid directly from the proceeds of and proportionally upon each Closing.

(iv) The Company shall issue the Buyer 150,000 shares of the common stock of the Company at the First Close.

(v) The Company has agreed to pay a due diligence fee to Buyer of Fifteen Thousand Dollars ($15,000), Seven Thousand Five Hundred Dollars ($7,500.00) of which has been paid with the remaining amount paid directly from the proceeds of the First closing or on the date on which the Company notifies the Buyer that it does not intend to proceed with the financing. The Company shall pay an Advisory fee of $100,000 to T.A.S. Holdings Limited out of the First Close.

(g) Corporate Existence. So long as any of the interests in the Note remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation an Organizational Change, the Company obtains the written consent of Buyer which consent shall not be unreasonably withheld or delayed. In any such case, the Company will make appropriate provision with respect to such holders’ rights and interests to insure that the provisions of this Section 4(g) will thereafter be applicable to the Note.

(h) Transactions With Affiliates. So long as any Notes are outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement (an “Affiliate Transaction”) with any of its or any subsidiary’s officers or directors, or persons who were officers or directors of the Company at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “Related Party”) for an aggregate amount for all Affiliate Transactions with such Related Party in excess of fifty thousand dollars ($50,000), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any Affiliate Transaction on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (d) any Affiliate Transaction which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity. In the event the Company wishes to engage in an Affiliate Transaction valued in excess of fifty thousand dollars ($50,000) the Buyer and the Company shall agree upon an independent third party who shall be engaged at the Company’s expense to determine whether such Affiliate Transaction is permissible pursuant to one or more of (a) through (d) of this paragraph.

(i)Section Not In Use

(j)Restriction on Issuance of the Capital Stock and Incurrence of Debt. Except for the Securities Purchase Agreement dated the date hereof between the Company and Trafalgar Capital Specialized Investment Fund, Luxembourg, , so long as any of the principal of or interest on the Note remains unpaid and unconverted, the Company shall not, without the prior consent of the Buyer: (i) issue or sell Common Stock or Preferred Stock issue or sell a warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock. (iii) enter into any security instrument granting the holder a security interest in any of the assets of the Company, (iv) file any registration statement on Form S-8 or (v) other than in the ordinary course of business consistent with past practice, directly or indirectly permit, create, incur assume, permit to exist, increase, renew or extend on or after the date hereof any additional debt or permit any subsidiary of the Company to do or allow any of the foregoing without the Buyer’s prior written consent beyond that which is set forth in Schedule 4(j) attached hereto. In the event that Buyer does provide its consent hereunder to issue any such securities described under (i), (ii) or (iv) of this Section, the Fixed Price under the Note shall be adjusted to equal to the lesser of: (a) the Fixed Price as defined therein and (b) eighty-five percent (85%) of the lowest consideration paid per share for any such security issued by the Company.

5. SECTION NOT IN USE

6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Note to the Buyer at the Closings is subject to the satisfaction, at or before the Closing Dates, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a) Buyer shall have executed this Agreement, the Security Agreement, and the Escrow Agreement and delivered the same to the Company.

(b) The Buyer shall have delivered to the Escrow Agent the Purchase Price for Note in respective amounts as set forth next to Buyer as outlined on Schedule I attached hereto and the Escrow Agent shall have delivered the net proceeds to the Company by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

(c) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Dates.

(d) The Company shall have filed a form UCC-1 with regard to the Pledged Property and Pledged Collateral as detailed in the Security Agreement dated the date hereof and provided proof of such filing to the Buyer.

7. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) The Company shall have executed this Agreement, the Security Agreement, the Note in such amounts as purchased by Buyer hereunder), the Escrow Agreement, and delivered the same to the Buyer.

(b) The trading in the Common Shares on the OTCBB shall not have been suspended for any reason.

(c) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Dates. If requested by the Buyer, the Buyer shall have received a certificate, executed by the President of the Company, dated as of the Closing Dates, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation an update as of the Closing Dates regarding the representation contained in Section 3(c) above.

(d) The Company shall have executed and delivered to the Buyer the Note in the respective amounts set forth opposite Buyer name on Schedule I attached hereto.

(e) The Buyer shall have received an opinion of counsel from counsel to the Company in a form satisfactory to the Buyer.

(f) The Company shall have provided to the Buyer a certificate of good standing from the secretary of state from the state in which the Company is incorporated.

(g) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Note, shares of Common Stock to effect the conversion of all of the Conversion Shares then outstanding.

(h) Not In Use

(i) Not in Use

(j) The Company shall have filed a form UCC-1 or such other forms as may be required to perfect the Buyer’(s’) interest in the Pledged Property and Pledged Collateral as detailed in the Security Agreement dated the date hereof and provided proof of such filing to the Buyer.

(k) Buyer’s due diligence shall have been completed to Buyer’s satisfaction.

(l) Not in Use

(m) The Second and Third Closings shall be at the discretion of Buyer based on the performance of the gas drilling program at the Davy Crockett gas field and other factors deemed material and relevant to Buyer and would require identical repayment terms, adjusted pro-rata, as the funds disbursed in the First Closing.

(n) In the event the Company closes a financing with cash proceeds in the amount of $4,000,000 or more, the Holder has the right to demand repayment of the total amount of principal and interest outstanding from the First and Second Closings plus a redemption premium. Should such financing be closed in several installments, then repayment would be made on a pro rata basis as set forth in the Convertible Note.

8. INDEMNIFICATION.

(a) In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Note and the Conversion Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer and each other holder of the Note and the Conversion Shares, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Buyer Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Note or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnities, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Note or the status of the Buyer or holder of the Note the Conversion Shares, as a Buyer of Note in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b) In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Buyer’s other obligations under this Agreement, the Buyer shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement, the Note or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement, the Note, the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, the Note, the Investor Registration Rights Agreement or any other certificate instrument, document or agreement executed pursuant hereto by any of the Company Indemnities. To the extent that the foregoing undertaking by Buyer may be unenforceable for any reason, Buyer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

9. GOVERNING LAW: MISCELLANEOUS.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in Broward County, Florida and expressly consent to the jurisdiction and venue of the State Court sitting in Broward County, Florida and the United States District Court for the Southern District of Florida for the adjudication of any civil action asserted pursuant to this Paragraph.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

(c) Recitals and Headings. The recitals of this Agreement are an integral part of this Agreement and shall be incorporated herein as if made a part of this Agreement. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f) Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Yossi Attia, CEO
9107 Wilshire Blvd., Suite 450
Beverly Hills, CA 90210
Fax: 310-461-1901

With a Copy to:	Law Offices of Stephen M. Fleming LLC
403 Merrick Avenue, 2nd Floor
East Meadow NY 11554
Facsimile: 516-977-1209

And if to the Buyer:	Trafalgar Capital Specialized Investment Fund, Luxembourg
18851 NE 29th Avenue
Attention: Bob Press Portfolio Manager
Facsimile: 1-786-323-1651

If to the Buyer, to its address and facsimile number on Schedule I. Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing for a period of two (2) years following the date on which the Note are converted in full. The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Publicity. The Company and the Buyer shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Buyer in connection with any such press release or other public disclosure prior to its release and Buyer shall be provided with a copy thereof upon release thereof).

(k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Termination. In the event that the Closing shall not have occurred with respect to the Buyer on or before five (5) business days from the date hereof due to the Company’s or the Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated by the Company pursuant to this Section 9(l), the Company shall remain obligated to pay the Buyer for the structuring fee described in Section 4(g) above.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
VORTEX RESOURCES CORP.

By:
Name: Yossi Attia
Title: Chief Executive Officer

BUYER:
TRAFALGAR CAPITAL SPECIALIZED
INVESTMENT FUND, LUXEMBOURG
By:	Trafalgar Capital Sarl
Its:	General Partner

By:
Name: Andrew Garai
Title: Chairman of the Board

EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

FORM OF SECURITY AGREEMENT

SCHEDULE I

SCHEDULE OF BUYER

Name	Signature		Address/Facsimile Number of Buyer	Amount of Subscription
8-10 Rue Mathias Hardt
Trafalgar Capital Specialized	By:	Trafalgar Capital Sarl	BP 3023	$ 2,750,000
Investment Fund, Luxembourg	Its:	General Partner	L-1030 Luxembourg
Facsimile:
011-44-207-405-0161
	By:		and
	Name:	Andrew Garai	001-786-323-1651
	Its:	Chairman of the Board

2

SCHEDULE 3(H)

LITIGATION

The Company filed a complaint in the Superior Court for the County of Los Angeles, against a foreign attorney. The case was filed on February 14, 2007, and service of process has been done. In the complaint the Company is seeking judgment against this attorney in the amount of approximately 250,000 Euros (approximately $316,000 as of the date of actual transferring the funds), plus interest, costs and fees. Defendant has not yet appeared in the action. The Company believes that it has a meritorious claim for the return of monies deposited with defendant in a trust capacity, and, from the documents in the Company’s possession, there is no reason to doubt the validity of the claim. During April 2007 defendant returned $92,694 (70,000 Euros at the relevant time) which netted to $72,694 post legal expenses; the Company has granted him a 15-day extension to file his defense. Post the extension and in lieu of not filing a defense, the Company filed for a default judgment. On October 25, 2007 the Company obtained a California Judgment by court after default against the attorney for the sum of $249,340.65. However, management does not have any information on the collectibility of said judgment that entered in court.

On November 21, 2007 LM Construction filed a demand for arbitration proceeding against Verge in connection with amounts due for general contracting services provided by them during the construction of the Company Sales Center. The Company agreed to enter into arbitration, deny any wrong doing and counterclaim damages. Amount in dispute are approximately $67,585 and are included in other current liabilities on the balance sheet.

Navigator Acquisition - Registration Rights

The Company entered into a registration rights agreement dated July 21, 2005, whereby it agreed to file a registration statement registering the 441,566 shares of Company common stock issued in connection with the Navigator acquisition within 75 days of the closing of the transaction. The Company also agreed to have such registration statement declared effective within 150 days from the filing thereof. In the event that Company failed to meet its obligations to register the shares, it may have been required to pay a penalty equal to 1% of the value of the shares per month. The Company obtained a written waiver from the seller stating that the seller would not raise any claims in connection with the filing of registration statement through May 30, 2006. The Company since received another waiver extending the registration deadline through May 30, 2007 without penalty. As of today the Company is in default on said agreement and therefore made a provision for compensation represent $150,000 as agreed FINAL compensation.

Indemnities Provided Upon Sale of Subsidiaries

On April 15, 2005, the Company sold Euroweb Slovakia. According to the securities purchase contract (the “Contract”); the Company will indemnify the buyer for all damages incurred by the buyer as the result of seller’s breach of certain representations, warranties, or obligations as set in the Contract up to an aggregate amount of $540,000. The buyer shall not be entitled to make any claim under the Contract after the fourth anniversary of the date of the Contract. No claims have been made to-date. At September 30, 2007 the Company accrued $35,000 as the estimated fair value of this indemnity.

On May 23, 2006, the Company sold Euroweb Hungary and Euroweb Romania. According to the share purchase agreement (the “SPA”), the Company will indemnify the buyer for all damages incurred by the buyer as the result of seller’s breach of certain representations, warranties or obligations as provided for in the SPA. The Company shall not incur any liability with respect to any claim for breach of representation and warranty or indemnity, and any such claim shall be wholly barred and unenforceable unless notice of such claim is served upon Emvelco by buyer no later than 60 days after the buyer’s approval of Euroweb Hungary and Euroweb Romania’s statutory financial reports for the fiscal year 2006, but in any event no later than June 1, 2007. In the case of Clause 8.1.6 (Taxes) or Clause 9.2.4 of SPA, the time period is five years from the last day of the calendar year in which the closing date occurs. No claims have been made to date. At September 30, 2007, the Company has accrued $201,020 as the estimated fair value of this indemnity.

3

SCHEDULE 4(j)

SCHEDULE OF INDEBTEDNESS

As of 6/30/08:
1.	Yossi Attia- Insider:	$1,182,328
2.	Greaton – Former Insider:	$150,000
3.	East West Bank:
	[will be paid off on 10/5/08 by
	escrow since it is sold]	$1,317,775
4.	Altda – To be reversed due to sale	$1,240,320
5.	DCC Members – working capital contribution	$580,822

* To date number 3 and 4 are not due any more (were due in June).

2008 Incentive Stock Plan

The Company is authorized to issue up to 5,000,000 shares of common stock to directors, employees and consultants.

Blackhawk

On September 2, 2008, the Company entered into a Memorandum of Understanding (the “MOU”) to enter into a definitive asset purchase agreement with Blackhawk Investments Limited, a Turks & Caicos company (“Blackhawk”) based in London, England. Blackhawk exercised its exclusive option to acquire all of the issued and allotted share capital in Sandhaven Securities Limited (“SSL”), and its underlying oil and gas assets in NT Energy. SSL owns approximately 62% of the outstanding securities of NT Energy, Inc., a Delaware company (“NT Energy”). NT energy holds rights to mineral leases covering approximately 12,972 acres in the Barnett Shale, Fort Worth area of Texas containing proved and probable undeveloped natural gas reserves. SSL was a wholly owned subsidiary of Sandhaven Resources plc (“Sandhaven”), a public company registered in Ireland, and listed on the Plus exchange in London.

In consideration of Blackhawk exercising its option to acquire the leases and transferring such leases to the Company, the Company will pay $180,000,000 by issuing Blackhawk or its designees shares of common stock of the Company, based upon the average share price of the Company on the Over the Counter Bulletin Board during the 30 days preceding the execution of the MOU, which was $1.50 per share, representing 120,000,000 shares as the total consideration, under said MOU. However, the number of shares to be delivered shall be adjusted on the six month anniversary of the closing of the asset acquisition (the “Closing”), using the volume weighted average price for the six months following the Closing. Blackhawk, SSL, NT Energy, Sandhaven and the advisors described below as well as each of the officers, directors and affiliates of the aforementioned will agree to not engage in any activities in the stock of the Company.

In addition, the Company will be required to pay fees to two advisors of $6,000,000 payable with the Company shares, and, therefore, issue an additional 3,947,368 of the Company shares of common stock, along with 300% warrant coverage, representing warrants to purchase an aggregate of 11,842,106 shares of common stock on a cashless basis for a period of two years with an exercise price of $2.00 per share, if the transaction closes. Although both parties have agreed to obtain shareholder approval prior to the Closing, the Company is not required by any statute to do so.

4

Unlu

On August 20, 2008, the Company entered into that certain term sheet with Ahmet Sahap Unlu (“Unlu”) pursuant to which the Company and Unlu agreed to enter into a joint venture to develop certain specific identified chromium opportunities located in the Gaziantep Province of southern Turkey (the “Gaziantep Property”). The parties will establish a Turkey limited liability company which will be 80% owned by the Company and 20% owned by Unlu. Unlu will contribute a lease on the Gaziantep Property and the Company shall serve as the manager and will develop a work program to exploit the Gaziantep Property as well as fund all operations. The Company will issue Unlu 10,000,000 shares of common stock, which will have piggyback registration rights in the event of a fully registered underwritten offering, as well as warrants to purchase 10,000,000 shares of common stock in consideration for contributing the lease to the join venture. The warrant shall be exercisable for a period of four years at an exercise price of $1.80 per share. The Company will also reimburse Unlu $25,000 for legal expenses and expenses associated with updating a report on the property.

Acquisitions

The Company is presently evaluating several acquisition candidates in which it may acquire for shares of common stock of the Company.

Warrants

The Company has issued common stock purchase warrants to purchase 1,100,000 shares of common stock with exercise prices varying from $1.50 to $2.00.

Mustafoglu

Effective July 16, 2008, the Board of Directors of the Company approved that certain Mergers and Acquisitions Consulting Agreement (the "M&A Agreement") between the Company and TransGlobal Financial LLC, a California limited liability company ("TransGlobal"). Pursuant to the M&A Agreement, TransGlobal agreed to assist the Company in the identification, evaluation, structuring, negotiation and closing of business acquisitions for a term of five years. As compensation for entering into the M&A Agreement, TransGlobal shall receive a 20% carried interest in any transaction introduced by TransGlobal to the Company that is closed by the Company. At TransGlobal's election, such compensation may be paid in restricted shares of common stock of the Company equal to 20% of the transaction value. Mike Mustafoglu, who is the Chairman of Transglobal Financial, was elected on July 28, 2008 at a special shareholder meeting as the Company’s Chairman of the Board of Directors.

On August 19, 2008, the Company entered into that certain Employment Agreement with Mike Mustafoglu, effective July 1, 2008, pursuant to which Mr. Mustafoglu agreed to serve as the Chairman of the Board of Directors of the Company for a period of five years. Mr. Mustafoglu will receive (i) a salary of $240,000; (ii) a performance bonus of 10% of net income before taxes, which will be allocated by Mr. Mustafoglu and other key executives at the sole discretion of Mr. Mustafoglu; and (iii) a warrant to purchase 10 million shares of common stock of the Company at an exercise price equal to the lesser of $.50 or 50% of the average market price of the Company’s common stock during the 20 day period prior to exercise on a cashless basis (the “Mustafoglu Warrant”). The Mustafoglu Warrant shall be released from escrow on an equal basis over the employment period of five years. As a result, 2,000,000 shares of the Mustafoglu Warrant will vest per year.

5

SCHEDULE II

CURRENT OUTSTANDING RIGHTS TO ACQUIRE COMPANY
SECURITIES AND OUTSTANDING DEBT SECURITIES

Investor	Warrants	Exercise Price
Greenwood	200,000	$1.50
Greenwood	100,000	$2.00
Cohen	300,000	$1.50
Cohen	300,000	$2.00
Vortex Ocean	200,000	$0.50	*

* Per Employment Agreement 2 Million Shares for each full year of employment at $0.50 on cashless basis.

6